                              AMENDED AND RESTATED
                               OPERATING AGREEMENT
                                       FOR
                            GROSFELD RK PARTNERS LLC,
                      A MICHIGAN LIMITED LIABILITY COMPANY


         THIS AMENDED AND RESTATED OPERATING AGREEMENT ("Agreement") is made and entered into as of this 30th day of September, 2001, by and between MURRY HOZMAN ("Murray"), as a Class A Member, and RACHEL KUKES ("Rachel"), as a Class B Member (individually, a "Member" and collectively, the "Members") of GROSFELD RK PARTNERS LLC, a Michigan limited liability company (the "Company"), who agree as follows:

                                    RECITALS

         A. Grosfeld Partners LLC, a Michigan limited liability company ("Partners") previously formed the Company through its Manager on September 17, 2001.

         B. Pursuant to various documents dated September 30, 2001, Murray became the Class A Member of the Company and Rachel became the Class B Member of the Company as of September 30, 2001.

         NOW, THEREFORE, in consideration of the premises and other valuable consideration, the parties hereby agree to amend and restate in its entirety, the Agreement as follows.

                                    ARTICLE 1
                                  ORGANIZATION

         1.1 FORMATION.

                  The Company was organized as a Michigan Limited Liability Company pursuant to the Michigan Limited Liability Company Act (the "Act") by the filing of Articles of Organization (the "Articles") with the Michigan Department of Consumer and Industry Services, Corporations, Bureau of Commercial Services on September 17, 2001.

         1.2 NAME.

                  The name of the Company shall be GROSFELD RK PARTNERS LLC. The Company may also conduct its business under one or more assumed names.

         1.3 PURPOSES.

                  The purposes for which the Company is formed are to engage in any activity within the purposes for which a limited liability company may be formed under the Act.


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         1.4 DURATION.

                  The Company shall continue in existence for a perpetual term, or until the Company shall be sooner dissolved and its affairs wound up in accordance with the Act or this Agreement.

         1.5 OFFICES AND RESIDENT AGENT.

                  The principal office of the Company shall be at 20500 Civic Center Drive, Suite 3000, Southfield, Michigan 48076, or such other office within or without the State of Michigan as the Members may from time to time determine. The Registered Office and Resident Agent of the Company shall be as designated in the Articles or any amendment thereof.

         1.6 DEFINITIONS.

                  The terms set forth on Exhibit A shall have the meanings as set forth therein when used in this Agreement.

                                    ARTICLE 2
                          BOOKS, RECORDS AND ACCOUNTING

         2.1 BOOKS AND RECORDS.

                  The Company shall maintain complete and accurate books and records of its business and affairs as required by the Act and such books and records shall be kept at the Company's principal office. Each Member shall have complete access to all books and records of the Company at the Company's offices during normal business hours.

         2.2 FISCAL YEAR; ACCOUNTING.

                  The Company's fiscal year shall be the calendar year. The particular accounting methods and principles to be followed by the Company shall be chosen by a Majority in Interest of the Class A Members.

         2.3 CAPITAL ACCOUNTS.

                  The Company shall maintain a separate "Capital Account" for each Member. Each Member's Capital Account shall be increased by the Member's capital contributions and the Member's share of any Profits and items of income or gain of the Company. Each Member's Capital Account shall be decreased by distributions made to the Member and the Member's share of any Losses and items of expense or loss of the Company. In accordance with section 1.704-1(b)(2)(iv)(q) of the Treasury Regulations, each Member's Capital Account shall be adjusted in a manner that maintains equality between the aggregate of all of the Members' Capital Accounts and the amount of capital reflected on the Company's balance sheet as computed for book purposes.


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         2.4 TAX MATTERS PARTNER.

                  Initially, the Class A Member, is designated as the "Tax Matters Partner" for the Company within the meaning of IRC section 6231(a)(7). The Tax Matters Partner shall have full power and authority to act as such for the Company and the Members, with all the rights and responsibilities of that position described in IRC sections 6222 through 6231. Notwithstanding the foregoing, the duty of the Tax Matters Partner to keep each Member informed of administrative and judicial proceedings involving tax issues related to the Company, its property, or its business shall be limited to a duty to inform each Member of the beginning, completion, and results of such proceedings. The Tax Matters Partner (and the Membership Interest of the Tax Matters Partner) shall be free from all claims by the Company or the other Members by reason of any act performed for or on behalf of the Company as the Tax Matters Partner. The Company shall indemnify and hold harmless the Tax Matters Partner from any claim, demand, or liability, and from any loss, cost or expense, including, but not limited to, attorneys' fees and court costs, which may be made or imposed upon him by reason of any act performed for or on behalf of the Company as Tax Matters Partner. The Class A Members may designate a new Tax Matters Partner from time to time by written notice to the Members signed by a Majority in Interest of the Class A Members.

         2.5 TAX AND FINANCIAL INFORMATION.

                  As soon as reasonably practicable following the end of each fiscal year, the Tax Matters Partner, at the expense of the Company, shall cause to be prepared and furnished to the Members all information relating to the Company that is necessary for the preparation of the Members' federal income tax returns, and such other financial information as the Tax Matters Partner decides to have prepared. All such financial statements shall be unaudited, unless the Tax Matters Partner determines otherwise.

                                    ARTICLE 3
                              CAPITAL CONTRIBUTIONS

         3.1 INITIAL CAPITAL CONTRIBUTIONS.

                  (a) Each Member shall contribute to the capital of the Company the amounts set forth opposite such Member's name on Exhibit B.

                  (b) No interest shall accrue on any capital contribution and no Member shall have any right to withdraw or to be repaid any capital contribution except as provided in this Agreement.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS.

                  The Members shall contribute to the capital of the Company such amounts as a Majority in Interest of the Class A Members may determine to be necessary or appropriate to


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conduct the business or carry out the purposes of the Company. Any such additional capital shall be contributed by the Members pro rata, in proportion to their Percentage Interests.

         3.3 LOANS.

                  In the event that a Majority in Interest of the Class A Members determine, in their sole discretion, that the Company requires additional funds to meet its obligations and the Members are unwilling to contribute their share of such additional funds to the capital of the Company pursuant to section 3.2, then such Members shall be permitted, but not obligated, to advance such funds to the Company as a loan. Any such loan shall
(i) be unsecured, unless all of the Members agree otherwise; (ii) bear interest at the prime rate as publicly announced from time to time by the Company's principal bank; and (iii) be repayable pursuant to Section 7.2.

                                    ARTICLE 4
                          ALLOCATIONS AND DISTRIBUTIONS

         4.1 ALLOCATIONS OF PROFIT AND LOSS.

                  (a) After giving effect to the allocations set forth in Sections 4.1(b) through 4.1(h), Profit and Loss for any fiscal year shall be allocated among the Members so that the Capital Account of each Member, increased by such Member's "share of partnership minimum gain" and "share of partner nonrecourse debt minimum gain" (as so increased, a Member's Capital Account is hereinafter referred to as such Member's "Augmented Capital Account"), is, as nearly as possible, positive in an amount equal to the cash the Company would distribute to such Member if (i) the Company liquidated by selling all of its properties for the values at which they are carried on the Company's balance sheet as computed for book purposes (within the meaning of Section 2.3); (ii) the proceeds of such sales, and any other cash of the Company, were used to satisfy the Company's debts in accordance with, and to the extent required by, their terms; and (iii) the Company distributed any remaining cash to the Members pursuant to Section 4.1 (disregarding Section 4.1(c)) hereof; provided, however, that no Loss shall be allocated to any Member for any fiscal year to the extent that such Loss would create or increase a deficit in such Member's Adjusted Augmented Capital Account (as hereinafter defined).

                  (b) After giving effect to the allocations set forth in Sections 4.1(c) through 4.1(f), items of gross income and gain shall be allocated to each Member in an amount and manner sufficient to eliminate, as quickly as possible, any deficit in such Member's Adjusted Augmented Capital Account to the extent that such deficit is created or increased by any unexpected adjustments, allocations, or distributions described in section 1.704-1(b)(2)(ii)(d)(4)-(6) of the Treasury Regulations. This Section 4.1(b) and the proviso of Section 4.1(a) are intended to comply with the "alternate test for economic effect" in section 1.704-1(b)(2)(ii)(d) of the Treasury Regulations and shall be interpreted consistently therewith.

                  (c) If, for a fiscal year, there is a net decrease in "partner nonrecourse debt minimum gain," then each Member shall be allocated items of gross income or gain equal to such Member's share of such net decrease, determined under section 1.704-2(i) of the Treasury Regulations. However, in accordance with section 1.704-2(i)(4) of the Treasury Regulations, the


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preceding sentence shall not apply to the extent that the net decrease in
"partner nonrecourse debt minimum gain" results from (i) a capital contribution from such Member which is used to pay a liability of the Company; or (ii) a refinancing or lapse of a guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a "nonrecourse liability."

                  (d) If, for a fiscal year, there is a net decrease in "partnership minimum gain," then each Member shall be allocated items of income and gain equal to such Member's share of such net decrease, determined in accordance with sections 1.704-2(f) and 1.704-2(g) of the Treasury Regulations. However, in accordance with section 1.704-2(f)(2) of the Treasury Regulations, the preceding sentence shall not apply to the extent that the net decrease in "partnership minimum gain" results from (i) a capital contribution from such Member which is used to pay a liability of the Company; or (ii) a refinancing or guarantee of, or any other change in, a liability of the Company that causes such liability to become partially or wholly a "partner nonrecourse debt" for which such Member bears the economic risk of loss.

                  (e) Any "partner nonrecourse deductions" for any fiscal year shall be allocated to the Member who bears the economic risk of loss with respect to the "partner nonrecourse debt" to which such "partner nonrecourse deductions" are attributable in accordance with section 1.704-2(i)(l) of the Treasury Regulations.

                  (f) Any "partner nonrecourse deductions" for any fiscal year shall be allocated among the Members based on their Percentage Interests. For purposes of this Section 4.1:

                           (1) "Adjusted Augmented Capital Account" means, with respect to any Member as of the end of any fiscal year, such Member's Augmented Capital Account (i) reduced by those anticipated allocations, adjustments, and distributions described in section 1.704-1(b)(2)(ii)(d)(4)-(6) of the Treasury Regulations; and (ii) increased by the amount of any deficit in such Member's Capital Account that such Member is deemed obligated to restore under section 1.704-1(b)(2)(ii)(c) of the Treasury Regulations as of the end of such fiscal year.

                           (2) "Profit" and "Loss" each means, for each fiscal year of the Company or other period, the Company's profit or loss for federal income tax purposes, adjusted as follows:

                                    (A) Any tax exempt income described in IRC
                           section 705(a)(1)(B) shall be added to such taxable profit or loss;

                                    (B) Any nondeductible expenses described in
                           IRC section 705(a)(2)(B) shall be subtracted from such taxable profit or loss; and

                                    (C) Notwithstanding the foregoing, any items
                           of income, gain, expense, or loss specially allocated pursuant to any of Sections 4.1(b)


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                           through 4.1(e) above shall be disregarded and not
                           taken into account in determining Profit or Loss.

                           (3) All terms set off in quotation marks shall have the meanings ascribed to them in section 1.704-2 of the Treasury Regulations.

                  (g) It is intended that the amount to be distributed to a Member pursuant to Section 7.2 shall equal the amount such Member would receive if liquidation proceeds were instead distributed in accordance with Section 4.1 (disregarding Section 4.1(c)). This intended distribution amount for a Member is referred to as such Member's "Targeted Distribution Amount." Notwithstanding any preceding provision to the contrary in this Section 4.1, if upon a termination and liquidation of the Company, any Member's ending Capital Account balance immediately prior to the distributions to be made pursuant to Section 7.1 would otherwise be less than such Member's "Targeted Distribution Amount", then, to the extent amended tax returns can be filed for prior fiscal years of the Company, such Member shall be specially allocated items of income or gain for such years, and items of loss or deduction for such years shall be allocated away from such Member to the other Members, until Profit or Loss for the year(s) of termination and liquidation of the Company can be allocated so as to cause such Member's actual Capital Account balance to equal the Targeted Distribution Amount for such Member (and such Profit or Loss shall be so allocated).

                  (h) Anything contained in this Section 4.1 to the contrary notwithstanding, the allocation of Profit, Loss, and items of income, gain, expense, or loss for any fiscal year of the Company during which a person acquires a Membership Interest shall take into account the Members' varying interests in the Company for such fiscal year pursuant to any method permissible under IRC section 706 that is selected by the Members.

         4.2 DISTRIBUTIONS.

                  The Excess Cash of the Company shall be distributed to the Members pro rata, based on their Percentage Interests, at such times as a Majority in Interest of the Class A Members shall determine. As used in this Agreement, "Excess Cash" means (i) all cash and cash equivalent assets of the Company, less (ii) any Reserves. In the event of any inconsistency between the foregoing provisions of this Section 4.2 and the provisions of Section 7.2, the latter provisions shall govern.

                                    ARTICLE 5
                       ASSIGNMENT OF MEMBERSHIP INTERESTS

         5.1 RESTRICTIONS ON TRANSFER.

                  No Member shall be permitted to sell, assign, transfer, exchange, mortgage, pledge, grant, hypothecate, or otherwise dispose of such Member's Membership Interest, other than to another Member; a descendant of James Grosfeld; a descendant of Nancy Grosfeld; a trust for the benefit of one or more of a Member, a descendant of James Grosfeld, or a descendant of Nancy Grosfeld; or, if the Member is a Trust, to the beneficiary of such Trust,


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except with the written consent of a Majority in Interest of the Class A
Members. Any attempted disposition of a Member's Membership Interest, or any portion thereof, in violation of the preceding sentence is null and void ab initio and the Company shall not be obligated to recognize any such attempted disposition.

         5.2 ADMISSION OF SUBSTITUTE MEMBERS.

                  An assignee of a Member's Membership Interest shall be admitted as a substitute member and shall be entitled to all the rights and powers of the assignor, provided that (i) a Majority in Interest of the Class A Members consent to the admission of such assignee as a substitute member and
(ii) the assignee accepts, adopts, approves, and agrees, in writing, to be bound by all of the terms and provisions of this Agreement. If admitted, the assignee, as a substitute member, shall have, to the extent assigned, all of the rights and powers, and shall be subject to all of the restrictions and liabilities, of the assigning Member. The assignor shall not thereby be relieved of any of its unperformed obligations to the Company.

         5.3 WITHDRAWAL.

                  Subject to the other provisions of this Article 5, no Member shall have the right to withdraw from the Company unless the Majority in Interest of the Class A Members consents. If a Member withdraws in violation of this provision, then (i) such Member's Membership Interest shall be forfeited and such Member shall cease to have any interest in, or rights with respect to, the Company; and (ii) such Member shall be liable for its unperformed obligations to the Company and any damages caused by its withdrawal.

         5.4 DEATH, INSOLVENCY OR BANKRUPTCY OF A MEMBER.

                  (a) Upon (i) the death, incompetency, insolvency, or bankruptcy of a Member, (ii) the assignment of all or part of a Member's Membership Interest to one or more creditors by execution, bankruptcy, or otherwise, or (iii) the occurrence of any event that terminates the continued membership of a Member in the Company, the Company shall not dissolve. A Member who is insolvent or bankrupt or whose Membership Interest is assigned in whole or in part to one or more creditors by execution, bankruptcy, or otherwise is referred to as a "Limited Member." A Member (i) who is an individual and who is deceased or incompetent or (ii) who is a corporation, trust, or entity which is dissolved or terminated is referred to as a "Disabled Member."

                  (b) The Representative of the Disabled Member shall, for the purpose of settling the estate, have all of the rights of such Disabled Member, including any power such Member would have had to assign such Member's Membership Interest.

                  (c) The Representative of a Limited Member shall not be a Member, shall not have any of the rights of such Limited Member, and shall only be an assignee of such Limited Member's Membership Interest. A Limited Member shall not be a Manager and shall not have any right to vote with respect to naming a successor Manager, dissolving the Company, or other decisions as provided in Sections 5.1, 6.1, 7.1 hereof. If a trust is a Member and if the settlor of


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such trust becomes insolvent or bankrupt or all or part of such trust's
Membership Interest is assigned to one or more creditors of the settlor, the trust shall be deemed to be a Limited Member.

                  (d) The estate of a Disabled Member (and all persons who are liable for the obligations of such Disabled Member) shall continue to be liable for the obligations of such Disabled Member. The estate of a Limited Member (and all persons who are liable for the obligations of such Limited Member) shall continue to be liable for the obligations of such Limited Member.

                  (e) The death, incompetency, insolvency, or bankruptcy of the Trustee of a trust which is a Member shall not cause such Member to be a Disabled Member. Instead, such trust shall continue to be the Member with the successor Trustee of such trust exercising all rights of such Member.

                                    ARTICLE 6
                                   MANAGEMENT

         6.1 MANAGEMENT.

                  (a) The business and affairs of the Company shall be managed by a manager within the meaning of the Act (the "Manager"). Initially, the Manager shall be the Class A Member. The Manager may resign upon the giving of at least 30 days' advance written notice to the Members. In the event of the death, incompetency, or resignation of the Manager, a Majority in Interest of the Class A Members shall elect a replacement. A Majority in Interest of the Class A Members may remove the Manager and elect a replacement.

                  (b) Subject to policies established by, and the superintending control of, a Majority in Interest of the Class A Members and except as may otherwise be provided in this Agreement, the ordinary and usual decisions concerning the business and affairs of the Company shall be made by the Manager and the Manager shall have the power, on behalf of the Company, to do all things necessary or convenient to carry out the business and affairs of the Company, including the power to: (i) purchase, lease, or otherwise acquire any real or personal property; (ii) sell, convey, mortgage, grant a security interest in, pledge, lease, exchange, or otherwise dispose or encumber any real or personal property; (iii) open one or more depository accounts and make deposits into and checks and withdrawals against such accounts; (iv) borrow money and incur liabilities and other obligations; (v) enter into any and all agreements and execute any and all contracts, documents and instruments; (vi) engage employees and agents, define their respective duties, and establish their compensation or remuneration; (vii) obtain insurance covering the business and affairs of the Company and its property and the lives and well being of its employees and agents; (viii) commence, prosecute, or defend any proceeding in the Company's name, and (ix) participate with others in partnerships or joint ventures.

                  (c) The Majority in Interest of the Class A Members shall, subject to Section 6.3(a), provide for reasonable compensation to be paid to the Manager for services rendered to the Company.


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         6.2 LIMITATIONS.

                  Notwithstanding the foregoing and any other provision contained in this Agreement to the contrary, no act shall be taken, sum expended, decision made, obligation incurred, or power exercised by the Manager on behalf of the Company except with the vote of a Majority in Interest of the Class A Members with respect to (i) the sale, exchange, lease, or other transfer of all or substantially all of the assets and property of the Company other than in the ordinary course of business; (ii) any merger or dissolution of the Company; (iii) any transaction involving an actual or potential conflict of interest between the Manager and the Company; or (iv) any amendment or restatement of the Articles.

         6.3 STANDARD OF CARE; LIABILITY.

                  (a) The Manager shall discharge the Manager's duties as a Manager in good faith, with the care an ordinarily prudent person in a like position would exercise under similar circumstances and in a manner the Manager reasonably believes to be in the best interests of the Company.

                  (b) No Manager, directly or indirectly, shall enter into any agreements with the Company, whether such agreements benefit the Company or the Members, without the prior approval of all of the Members; provided, however, that subject to Sections 6.1(c) and 6.3(a), the Manager and the Company have the power to enter into an agreement by which the Company will pay reasonable compensation to the Manger for services rendered.

                  (c) A Manager shall not be liable for monetary damages to the Company for any breach of any such management duties, except for receipt of a financial benefit to which the Manager is not entitled, voting for or assenting to a distribution to Members in violation of this Agreement or the Act, or a knowing violation of the law.

         6.4 COMPETITION.

                  Each Member shall have the right to engage in any other business and to compete with the business of the Company, and neither the Company nor any other Member shall have any rights or claims on account of such activities.

                                    ARTICLE 7
                           DISSOLUTION AND WINDING UP

         7.1 DISSOLUTION.

                  The Company shall dissolve and its affairs shall be wound up on the first to occur of the following events:

                  (a) at any time specified in the Articles or this Agreement;



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                  (b) upon the happening of any event specified in the Articles or this Agreement as causing a dissolution; or

                  (c) the decision of a Majority in Interest of the Class A Members to dissolve the Company.

         7.2 WINDING UP.

                  Upon dissolution, the Company shall cease carrying on its business and affairs and shall commence the winding up of the Company's business and affairs and the liquidation of its assets. Upon the winding up of the Company, the assets of the Company shall be distributed first to creditors to the extent permitted by law, in satisfaction of the Company's debts, liabilities and obligations, and then to Members in accordance with their Capital Account balances, determined after the allocation of all Profits, Losses, and items of income, gain, expense, or loss. Such proceeds shall be paid to such Members within ninety (90) days after the date of winding up.

                                    ARTICLE 8
                            MISCELLANEOUS PROVISIONS

         8.1 INDEMNIFICATION.

                  Except as otherwise provided in the Act, the Company shall indemnify, defend, and hold harmless a Member from any claim or liability, and from any loss, cost, or expense, including, but not limited to, attorneys' fees and court costs, which may be made or imposed upon such Member by reason of any act performed for or on behalf of the Company or in furtherance of the Company's business, or any omission to act, except for acts and omissions that constitute willful misconduct, fraud, bad faith, or improper distributions to the extent set forth in the Act.

         8.2 TERMS.

                  Nouns and pronouns will be deemed to refer to the masculine, feminine, neuter, singular, and plurals as the identity of the person or persons, firm, or corporation may in the context require.

         8.3 ARTICLE AND SECTION HEADINGS.

                  The Article and Section headings contained in this Agreement have been inserted only as a matter of convenience and for reference, and in no way shall be construed to define, limit, or describe the scope or intent of any provision of this Agreement.

         8.4 COUNTERPARTS.

                  This Agreement may be executed in several counterparts, each of which will be deemed an original but all of which will constitute one and the same.


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         8.5 ENTIRE AGREEMENT.

                  This Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. This Agreement supersedes any and all other agreements, either oral or written, among the parties hereto with respect to the subject matter hereof.

         8.6 SEVERABILITY.

                  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         8.7 AMENDMENT.

                  This Agreement shall not be amended except by written consent of a Majority in Interest of the Class A Members; provided, however, that this Agreement shall not be amended so as to materially and adversely affect the rights of the Class B Members except by written consent of all of the Members.

         8.8 NOTICES.

                  Any notice permitted or required under this Agreement shall be conveyed in writing to the party at the address reflected under the signature of such party or at such other address as a party may provide pursuant to a notice given to the other parties hereunder and will be deemed to have been given, when deposited in the United States mail, postage prepaid, or when delivered in person, or by courier or by facsimile transmission.

         8.9 BINDING EFFECT.

                  Subject to the provisions of this Agreement relating to transferability, this Agreement will be binding upon and shall inure to the benefit of the parties, and their respective heirs, successors and assigns.

         8.10 GOVERNING LAW.

                  This Agreement is being executed and delivered in the State of Michigan and shall be governed by, and construed and enforced in accordance with, the laws of the State of Michigan.



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



         IN WITNESS WHEREOF, the parties hereto make and execute this Agreement as of the date first above written.

                                           CLASS A MEMBER:


                                           -------------------------------------
                                           MURRAY HOZMAN

                                           -------------------------------------

                                           -------------------------------------


                                           CLASS B MEMBER:


                                           -------------------------------------
                                           RACHEL KUKES
                                           375 Lake Park
                                           Birmingham, Michigan 48009






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



                                    EXHIBIT A
                           TO GROSFELD RK PARTNERS LLC
                              AMENDED AND RESTATED
                               OPERATING AGREEMENT


         "ACT" has the meaning specified in Section 1.1.

         "ADJUSTED AUGMENTED CAPITAL ACCOUNT" has the meaning specified in
Section 4.1(f)(1).

         "AGREEMENT" means the Amended and Restated Grosfeld RK Partners LLC Operating Agreement.

         "ARTICLES" has the meaning specified in Section 1.1.

         "AUGMENTED CAPITAL ACCOUNT" has the meaning specified in Section 4.1(f)(1).

         "BANKRUPTCY" shall mean the filing of a bankruptcy petition or similar petition for relief from creditors in federal, state or bankruptcy court; provided that if a petition is not filed by or on behalf of the debtor and is dismissed within ninety (90) days after filing, no bankruptcy shall be deemed to have occurred. A bankruptcy shall be deemed to have occurred upon the filing of a petition by or on behalf of the debtor or upon the expiration of the ninety
(90) day period described in the preceding sentence in the case of a petition not filed by or on behalf of the debtor and not dismissed within such period.

         "CAPITAL ACCOUNT" has the meaning specified in Section 2.3.

         "CLASS A MEMBER" shall mean the Member listed on Exhibit B, or its successors or assigns admitted to the Company as a Member in respect of a Class A Membership Interest pursuant to Article 5 hereof.

         "CLASS A UNIT" shall mean a unit of Class A Membership Interest representing a voting interest in the Company.

         "CLASS B MEMBER" shall mean those Members listed on Exhibit B, or their successors or assigns admitted to the Company as a Member in respect of a Class B Membership Interest pursuant to Article 5 hereof.

         "CLASS B UNIT" shall mean a unit of Class B Membership Interest representing a non-voting interest in the Company.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DISABLED MEMBER" has the meaning specified in Section 5.4(a).

         "EXCESS CASH" has the meaning specified in Section 4.2.

         "INCOMPETENCY" means, with respect to an individual, a final determination or order by a court of competent jurisdiction that such individual is unable to manage his or her property and affairs.

         "IRC SECTION" means a section of the Code, or the corresponding section of any successor internal revenue law, as in effect at the appropriate time.

         "LIMITED MEMBER" has the meaning specified in Section 5.4.

         "LOSS" has the meaning specified in Section 4.1(g)(2).

         "MAJORITY IN INTEREST" of any Class of Members shall mean those Members holding a majority of the Percentage Interests of that Class.

         "MANAGER" shall mean the Class A Member or the successor as provided in
Section 6.1.

         "MEMBER" AND "MEMBERS" have the respective meanings specified in the introductory paragraph to this Agreement.

         "MEMBERSHIP INTEREST" shall mean all of the right, title, and interest of a Member (in his capacity as a member of the Company within the meaning of the Act) in and to the Company.

         "PERCENTAGE INTERESTS" means, in the case of each Member, the Percentage Interest shown next to such Member's name on Exhibit B.

         "PROFIT" has the meaning specified in Section 4.1(f)(2).

         "REPRESENTATIVE" means with respect to a Disabled Member, (1) the personal representatives, executors, or administrators of the estate of a deceased Member, (2) the committee or other legal representative of an insane, incompetent, or bankrupt Member, or (3) the legal representative or successor of a Member which is a corporation, trust, or other entity which is dissolved or terminated.

         "RESERVES" means any amounts that a Majority in Interest of the Class A Members reasonably decides to retain in the Company (-A-) as reserves to pay expenses and meet obligations of the Company or (-B-) for future investment in accordance with the purposes of the Company.

         "SECTION" means a section of this Agreement

         "TARGETED DISTRIBUTION AMOUNT" has the meaning specified in Section 4.1(g).

         "TAX MATTERS PARTNER" has the meaning specified in Section 2.4.

                                    EXHIBIT B
                           TO GROSFELD RK PARTNERS LLC
                              AMENDED AND RESTATED
                               OPERATING AGREEMENT

                                                           PERCENTAGE INTERESTS
                                                           --------------------

         MEMBERS                                          CLASS A        CLASS B
         -------                                          -------        -------
         Murray Hozman                                        .1%             -

         Rachel Kukes                                           -         99.9%
                                                          -------       -------
                                                              .1%         99.9%